Exhibit 10.1

August 9, 2019

M. Thomas Buoy

Executive Vice President, Revenue

Extended Stay America, Inc.

11525 N. Community House Road, Suite 100

Charlotte, NC 28277

Dear Tom:

Following up on our previous discussion regarding the elimination of the Executive Vice President, Revenue, this letter confirms the terms of your continued employment after your position is eliminated on December 31, 2019. Effective January 1, 2020, the following terms will become effective:

New Title	Advisor, reporting to Chief Marketing Officer. You will be an employee and not an independent contractor.

Length of Assignment	January 1, 2020 through March 31, 2020

Duties	Assistance and advice as needed and requested by Chief Marketing Officer to support transition.

Support	You may work remotely or at HSC at your discretion except as Chief Marketing Officer specifically requests.

Salary	You will continue to be paid your base salary at the annual rate of $459,380. You will be paid bi-weekly through ESA normal payroll process. Ordinary tax, benefit and other required payroll deductions and withholdings will continue to be taken through your employment period.

Benefits	You will continue to be eligible to participate in Company’s standard benefits program through your employment. Upon termination, you are eligible to continue benefits coverage through COBRA. This coverage is available to you for up to 18 months.

Annual Incentive	You will be eligible for your bonus based on 2019 actual results as calculated under the Extended Stay America, Inc. Annual Incentive Plan, consistent with prior years and other members of the Senior Leadership Team.

Time and Performance RSUs	Restricted Share Units will continue to vest as scheduled per the terms of the 2017, 2018, and 2019 Long Term Incentive Plan Restricted Share Agreement.

Severance	At the end of your period of employment , you will be entitled to the benefits under the Extended Stay America, Inc. Executive Severance Plan except salary payment will be at seventy-five percent not one hundred percent, and your target bonus will be deemed to be 100% of your base salary.

Release	At the end of your period of employment, you will execute a release as provided in Extended Stay America, Inc. Executive Severance Plan.

Please sign below to reflect your agreement to the terms outlined in this memorandum and return to my attention.

Sincerely,

/s/ Kevin Henry
Kevin Henry
Chief Human Resource Officer

Accepted and agreed

/s/ M. Thomas Buoy
M. Thomas Buoy
Date: August 9, 2019